Form N-SAR

Sub-Item 77K: Changes in registrant's certifying accountants

On September 28, 2004, the Board of Trustees of the Pacific Capital Funds
 (the "Trust"), upon the recommendation of the Board's audit committee, determined not to retain Ernst & Young LLP ("Ernst & Young") and approved a change of the Trusts' independent auditors to KPMG LLP
("KPMG"). KPMG has confirmed to the Audit Committee of the Board of Trustees ("Audit Committee") that they are independent auditors with respect to the Trust. For the fiscal years ended July 31, 2004 and July 31,
2003, and during the interim period commencing August 1, 2004 and ended September 28, 2004, Ernst & Young served as the Trust's independent auditor. During the Trust's fiscal years ended July 31, 2004 and July 31, 2003 and the interim period ended September 28, 2004, Ernst & Young's audit reports concerning the Trust contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principles. Further, in connection with its audits for the fiscal years ended July 31, 2004 and July 31, 2003, and through September 28, 2004, there were no disagreements between the Trust and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Ernst & Young would have caused it to make reference to the disagreements in its report on the financial statements for such periods. In addition, there were no "reportable events" of the kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of
1934, as amended. During registrant's fiscal years ended July 31, 2004 and July 31, 2003, and the interim period ended September 28, 2004, neither registrant nor anyone on its behalf consulted KPMG (i) concerning the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on registrant's financial statements or (ii) concerning the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)
(1) (v) of said Item 304).

Registrant has requested Ernst & Young to furnish it with a letter addressed to the Securities and Exchange Commission stating whether Ernst & Young agrees with the statements contained above. A copy of the letter from Ernst & Young to the Securities and Exchange
Commission is filed as an exhibit hereto.